                                                                    EXHIBIT 99.7

               CONSENT TO BE NAMED IN THE REGISTRATION STATEMENT

To: Everest Reinsurance Group, Ltd.

     The undersigned hereby consents to be named as a person about to become a Director in the Registration Statement on Form S-4 (the "Registration Statement") relating to the merger of Everest Re Merger Corporation, a wholly owned subsidiary of Everest Reinsurance Group, Ltd. (the "Company"), with and into Everest Reinsurance Holdings, Inc., as filed by the Company and to the statements in such Registration Statement concerning the undersigned's intended election to the Board of Directors of the Company.


                              Dated: September 16, 1999


                              By:   /s/ Joseph V. Taranto
                                 ------------------------------------
                                       Joseph V. Taranto